                                                                     Exhibit 6.1

                            SHARE PURCHASE AGREEMENT

     THIS SHARE PURCHASE AGREEMENT (the "Agreement") is entered into and effective as of December 31, 2000, by and between CVS TRAVELHOST S.A., a South African closed corporation (the "SHAREHOLDER" or "CVS-S.A."), PAUL ANDONIOU who is the sole shareholder of CVS-S.A. ("ANDONIOU"), CVS TRAVELHOST INTERNATIONAL
(PTY) Ltd., a South African corporation ("CVS") and DIGITAL CONCEPTS INTERNATIONAL, INC. a Florida corporation ("DCI" or the "COMPANY").

                                   1. RECITALS

     This Agreement is entered into with reference to and in contemplation of the following facts, circumstances and representations:

     1. The SHAREHOLDER is the owner of 100 shares of the common stock of CVS and said shares represent all of the issued and outstanding shares of CVS (the "CVS Shares").

     2. DCI desires to purchase the CVS Shares via the issuance of a total of 850,000 restricted shares of DCI common stock (the "DCI Shares") and the payment of additional consideration as more specifically set forth herein in this Agreement.

     3. The SHAREHOLDER desires to transfer the CVS Shares for the DCI Shares and other consideration in accordance with the terms and conditions of this Agreement.

     4.   CVS and ANDONIOU desires that this transaction be consummated.

                            2. PURCHASE OF CVS SHARES

     2.1 DELIVERY OF DCI SHARES: DCI shall deliver to the Escrow Holder on behalf of the SHAREHOLDER, a total of 850,000 restricted shares of DCI common stock as a portion of the consideration for the purchase of the CVS Shares at a price of $2.50 per share for a total of $2,125,000.

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     2.2 ADDITIONAL CONSIDERATION: As additional consideration for the purchase of the CVS Shares, DCI shall deliver to the SHAREHOLDER the following:

          1. Cash in the amount of $50,000 U.S.

          2. A Promissory Note payable to the SHAREHOLDER in the principal amount of $200,000 (the "Note") and payable in accordance with the terms and conditions as set forth below in Paragraph 2.3.

     2.3 NOTE PAYMENT TERMS: The Note shall be payable from a portion of the proceeds from the various stock offerings of DCI beginning on February 1, 2001 (the "Financings"). A total of twenty percent (20%) of the Financings shall be paid on the Note up to March 1, 2002 at which time all of the unpaid principal and interest shall be due and payable.

     2.4 DELIVERY OF CVS SHARES: At the Closing, the SHAREHOLDER shall deliver to the Escrow Holder on behalf of DCI the 100 CVS Shares which represent all of the issued and outstanding shares of CVS.

     2.5 NATURE OF DCI SHARES: The SHAREHOLDER shall be issued the DCI Shares which unless otherwise contractually restricted, shall be subject to a one (1) year holding period before the DCI Shares are eligible for sale in the U.S. public market. The sale of the DCI Shares will be further limited by the resale provisions of SEC Rule 144.

     2.6 RESTRICTED NATURE OF DCI SHARES: Notwithstanding the one (1) year holding period for the DCI Shares, if the SHAREHOLDER becomes an "affiliate" or "control person" of DCI it will be subject to certain limitations with respect to the sale of its DCI Shares. Accordingly, as a result of such a designation, the sale of the DCI Shares will be limited by SEC Rule 144.

     2.7 PRIVATE SALE ACKNOWLEDGMENT: The parties acknowledge and agree that the issuance of the DCI Shares is being undertaken as a private sale pursuant to
Section 4(2) of the Securities Act of 1933, as amended and the Florida Securities and Investor Protection Act, Section 517.061 and is not being transacted via a broker-dealer and/or in the public market place.

     2.8 STATUS OF PRESENT SHARE OWNERSHIP AND CONTEMPLATED SHARE ISSUANCE BY
DCI: The parties hereto acknowledge and agree that in addition to the issuance of the 850,000 CVS Shares, that DCI.contemplates the issuance of still additional shares of common stock of an undetermined amount in order to provide working capital for the implementation of its

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Business Plan. However, at the present time and upon the Closing of the share issuance as contemplated by this Agreement, that the following will be the resulting share ownership of DCI:

                NAME                         NO. SHARES                     % OWNERSHIP
                ----                         ----------                     -----------
1.              Carmine J. Bua, Esq.        4,867,000                           62.62%
                as Trustee for
                Original principal
                shareholders

2.              Original Minority              75,000                             .96%
                Shareholder

3.              Original Minority              58,000                             .74%
                Shareholder

4               Real Estate Acquisition     1,500,000                            19.3%
                Shareholder

5.              Officers and Directors        212,000                            2.73%

6.              Regulation D, Rule 504         96,000                            1.24%

7.              CVS Shareholder               850,000                           10.94%

8.              Software Acquisition           75,000                             .96%
                Shareholders

9.              Source Code Acquisition
                Shareholders                   40,000                             .51%
                                           ----------                       ----------

                                    TOTALS  7,773,002                             100%
                                           ==========                       ==========

     2.9 FAIR MARKET VALUE OF CVS ASSETS: The parties hereby agree and acknowledge that the following represents the fair market value of the assets purchased from CVS by DCI:


                      ITEM                         AMOUNT
                      ----                         ------
                1.    Mitsubishi Auto              $   37,532

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

                2.    Furniture                           791

                3.    Office Equipment                 31,683

                4.    Films/Movies (450 @           1,485,000
                      3,330 each)

                5.    Note Payable - Auto             (25,333)

                6.    Covenant Not to Compete         400,000

                7.    Video License and Agreement     400,000

                8.    Goodwill                         45,327
                                                   ----------

                         TOTAL PURCHASE PRICE      $2,375,000
                                                   ==========

     2.10 COVENANT NOT TO COMPETE: In further consideration of the purchase of the CVS Shares which are the subject of this Agreement, the SHAREHOLDER and ANDONIOU agree that they will not for a period of five (5) years immediately following the effective date of this Agreement, directly or indirectly engage in, or have any interest in any person, firm, corporation, or business (whether as an employee, officer, director, agent, security holder, creditor, consultant, or otherwise) that engages in any activity in the entire world, which activity is the same as, similar to, or competitive with any activity that was conducted by CVS and to be now engaged in by DCI (or any successor or successors) so long as CVS (or any successor) shall engage in this activity in any part of the entire world.

                        3. REPRESENTATIONS AND WARRANTIES
                                 OF THE COMPANY

     The COMPANY represents and warrants to the SHAREHOLDER and CVS as follows:

     3.1 ORGANIZATION: DCI is a corporation duly incorporated and validly existing under the laws of the State of Florida and is in good standing with respect to all of its regulatory filings.

                                  Page 4 0f 14

     3.2 CAPITALIZATION: The authorized capital of DCI consists of 50,000,000 common shares with a par value $.001 and with the exception of the common shares described in Paragraph 2.8, no common shares will have been validly authorized and issued by the COMPANY prior to the Closing of the contemplated transaction.

     3.3 FINANCIAL STATEMENTS: DCI has furnished to the SHAREHOLDER and CVS unaudited financial statements for the period ending ____________. That at the Closing the financial affairs of DCI will be materially the same as represented in the financial statements for the period ending _____________.

     3.4 BOOKS AND RECORDS: All material transactions of DCI have been promptly and properly recorded or filed in or with its books and records and the Minute Book of DCI contains records of all meetings and proceedings of the shareholders and directors thereof.

     3.5 LEGAL COMPLIANCE: To the best of its knowledge, DCI is not in breach of any laws, ordinances, statutes, regulations, by-laws, orders or decrees to which DCI is subject or which apply to it or any of its assets.

     3.6 TAX RETURNS: All tax returns and reports of DCI required by law to be filed prior to the date hereof have been filed and are substantially true, complete and correct and all taxes and governmental charges have been paid.

     3.7 ADVERSE FINANCIAL EVENTS: DCI has not experienced nor is it aware of any occurrence or event which has had or might reasonably be expected to have a material adverse effect on its financial condition.

     3.8 DISPUTES, CLAIMS AND INVESTIGATIONS: There are no disputes, claims, actions, suits, judgments, investigations or proceedings outstanding or pending or to the knowledge of DCI threatened against or affecting DCI at law or in equity or before or by any federal, state, municipal or other governmental department, commission, board, bureau or agency.

     3.9 EMPLOYEE LIABILITIES: DCI has no known liability to former employees or any liability to any governmental authorities with respect to current or former employees.

     3.10 NO CONFLICTS OR AGREEMENT VIOLATIONS: The execution, delivery and performance of this Agreement will not conflict with or be in violation of the articles or by-laws of DCI or of any agreement to which DCI is a party and will not give any person or company a right to terminate or cancel any agreement or right enjoyed by DCI and will not result in the creation or imposition of any lien,

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encumbrance or restriction of any nature whatsoever in favor of a third party upon or against the assets of DCI.

     3.11 VALIDLY ISSUED AND AUTHORIZED DCI SHARES: That the DCI Shares will be validly authorized and issued by the COMPANY, they will be fully paid and non-assessable and they will be issued in full compliance with all federal and state securities laws.

     3.12 RESTRICTIVE LEGEND: That the DCI Shares will have a restrictive legend imposed thereon identifying them as "Restricted Shares" which are subject to the conditions and limitations of SEC Rule 144 with respect to their sale in the U.S. public market place.

     3.13 VALIDLY ISSUED AND AUTHORIZED OUTSTANDING SHARES OF DCI: That all of the issued and outstanding common shares of DCI are validly issued, authorized and issued, fully paid, and non-assessable, and that the outstanding shares have been so issued in full compliance with all federal and state securities laws.

     3.14 CORPORATE AUTHORITY: The officers or representatives of the COMPANY executing this Agreement represent that they have been authorized to execute this Agreement pursuant to a resolution of the Board of Directors of the COMPANY.

   4. REPRESENTATIONS OF SHAREHOLDER, ANDONIOU AND CVS

     The SHAREHOLDER, ANDONIOU and CVS collectively and individually hereby represent and warrant to DCI as follows:

     4.1 SHARE OWNERSHIP: That the SHAREHOLDER is the owner, beneficially and of record, of the CVS Shares and said shares are free and clear of all liens, encumbrances, claims, charges and restrictions.

     4.2 TRANSFERABILITY OF CVS SHARES: That the SHAREHOLDER has full power to transfer the CVS Shares to DCI without obtaining the consent or approval of any other person or governmental authority.

     4.3 VALIDLY ISSUED AND AUTHORIZED SHARES: That the CVS Shares are validly authorized and issued, fully paid, and nonassessable, and the CVS Shares have been so issued in full compliance with all securities laws of South Africa.

     4.4 ORGANIZATION: CVS is a corporation duly incorporated and validly existing under the laws of South Africa and is in good standing with respect to all of its regulatory filings.

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

     4.5 CAPITALIZATION: That the CVS Shares represent one hundred percent (100%) issued and outstanding shares of CVS and that said shares were validly issued and are fully paid and non-assessable shares.

     4.6 FINANCIAL STATEMENTS: CVS has furnished to DCI unaudited financial statements for the period ending ____________________. That at the Closing the financial affairs of LLC will be materially the same as represented in these same financial statements.

     4.7 BOOKS AND RECORDS: All material transactions of CVS have been promptly and properly recorded or filed in or with its books and records and the Minute Book of CVS contains records of all meetings and proceedings of the shareholders and directors thereof.

     4.8 LEGAL COMPLIANCE: CVS is not in breach of any laws, ordinances, statutes, regulations, by-laws, orders or decrees to which CVS is subject or which apply to it or any of its assets.

     4.9 TAX RETURNS: All tax returns and reports of CVS required by law to be filed prior to the date hereof have been filed and are true, complete and correct and all taxes and governmental charges have been paid.

     4.10 ADVERSE FINANCIAL EVENTS: CVS has not experienced nor is it aware of any occurrence or event which has had or might reasonably be expected to have a material adverse effect on its financial condition.

     4.11 DISPUTES, CLAIMS AND INVESTIGATIONS: There are no disputes, claims, actions, suits, judgments, investigations or proceedings outstanding or pending or to the knowledge of CVS threatened against or affecting CVS at law or in equity or before or by any federal, municipal or other governmental department, commission, board, bureau or agency.

     4.12 EMPLOYEE LIABILITIES: CVS has no liability to former employees or any liability to any government authorities with respect to current or former employees.

     4.13 NO CONFLICTS OR AGREEMENT VIOLATIONS: The execution, delivery and performance of this Agreement will not conflict with or be in violation of the Articles of Incorporation of CVS or of any agreement to which CVS is a party and will not give any person or company a right to terminate or cancel any agreement or right enjoyed by CVS and will not result in the creation or imposition of any lien, encumbrance or restriction of any nature whatsoever in favor of a third party upon or against the assets of CVS.

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

     4.14 NO LIENS: That CVS has not received a notice of any assignment, lien, encumbrance, claim or charge against the CVS Shares.

     4.15 CORPORATE AUTHORITY: The officers or representatives of CVS-S.A. and CVS executing this Agreement represent that they have been authorized to execute this Agreement pursuant to a resolution of their respective Boards of Directors.

                        5. REPRESENTATIONS AND WARRANTIES
                        OF SHAREHOLDER AND ANDONIOU ALONE

     The SHAREHOLDER and ANDONIOU alone further represent and warrant to DCI as follows with respect to the DCI Shares:

     5.1 FINANCIALLY RESPONSIBLE: That they are financially responsible, able to meet their obligations and acknowledge that this investment will be speculative.

     5.2 INVESTMENT EXPERIENCE: That they have had experience in the business of investments in one or more of the following: (i) investment experience with securities such as stocks and bonds; (ii) ownership of interests in partnerships, new ventures and start-up companies; (iii) experience in business and financial dealings; and that they can protect their own interests in an investment of this nature and they do not have an "Investor Representative", as that term is defined in Regulation D of the Securities Act of 1933 and do not need such an Investor Representative.

     5.3 INVESTMENT RISK: That they are capable of bearing the high degree of economic risks and burdens of this investment, including but not limited to the possibility of complete loss of all their investment capital and the lack of a liquid market, such that they may not be able to liquidate readily the investment whenever desired or at the then current asking price.

     5.4 ACCESS TO INFORMATION: That they have had access to the information regarding the financial condition of the COMPANY and they were able to request copies of such information, ask questions of and receive answers from the COMPANY regarding such information and any other information he desires concerning the DCI Shares, and all such questions have been answered to his full satisfaction.

     5.5 PRIVATE TRANSACTION: That at no time was he presented with or solicited by any leaflet, public promotional meeting, circular, newspaper or magazine article, radio or television advertisement or any other form of general advertising.

                                  Page 8 0f 14

     5.6 INVESTMENT INTENT: The DCI Shares are not being purchased with a view to or for the resale or distribution thereof and they have no present plans to enter into any contract, undertaking, agreement or arrangement for such resale or distribution.

     5.7 DUE DILIGENCE: That the SHAREHOLDER and ANDONIOU shall have completed a due diligence review of the affairs of DCI and are satisfied with the results of that review.

                          6. CLOSING, ESCROW HOLDER AND
                              CONDITIONS TO CLOSING

     6.1 EXCHANGE CLOSING: The closing of the share exchange as contemplated by this Agreement (the "Closing") shall take place in San Diego, California, at such time and place as may be agreed among by the parties, but in no event later than December 31, 2000, unless otherwise extended in writing by the parties.

     6.2 APPOINTMENT OF ESCROW HOLDER: The parties hereby appoint CARMINE J. BUA, III, ESQ. of San Diego, California as the Escrow Holder pursuant to this Agreement.

     6.3 OPINION OF COUNSEL FOR DCI: The SHAREHOLDER, ANDONIOU and CVS shall have received an opinion from the legal counsel for DCI, in form and substance reasonably satisfactory to the SHAREHOLDER, ANDONIOU and CVS to the effect that:

          2. DCI is a corporation duly organized and legally existing under the laws of the State of Florida and is in good standing with respect to all of its regulatory filings, and

          3. This Agreement when duly executed and delivered by DCI, constitutes a legal, valid and binding obligation of DCI enforceable against it in accordance with its terms, and

          4. The DCI Shares delivered pursuant to the Agreement have been validly issued are fully paid and non-assessable, and

          5. The DCI Shares have been legally and validly issued and are in compliance with all federal and state securities laws including but not limited to Section 4(2) of the Securities Act

                                  Page 9 0f 14
              of 1933, as amended, and the Florida Securities and Investor Protection Act, Section 517.061.

     6.4 OPINION OF COUNSEL FOR SHAREHOLDER, ANDONIOU AND CVS: DCI shall have received an opinion from the legal counsel for the SHAREHOLDER, ANDONIOU and CVS, in form and substance reasonably satisfactory to DCI, to the effect that:

1. CVS is a corporation duly organized and legally existing under the laws of South Africa and is in good standing with respect to all of its regulatory filings, and

2. The CVS Shares delivered pursuant to this agreement have been validly issued, fully paid, non-assessable, and have been originally issued in full compliance with all applicable South Africa securities laws.

3. The SHAREHOLDER has the full power to transfer the CVS Shares to DCI without obtaining the consent or approval of any other person or governmental agency.

     6.5 ESCROW CONDITIONS AND CLOSING: Prior to the Closing the following will be required:

          1. DELIVERY OF CVS SHARES: The SHAREHOLDER shall deliver to the Escrow Holder the certificate or certificates representing the 100 CVS Shares registered in the name of the SHAREHOLDER, duly endorsed for transfer accompanied by duly executed assignments of the CVS Shares to DCI.

          2. DELIVERY OF DCI SHARES: DCI shall deliver to the Escrow Holder a total of 850,000 of the DCI Shares registered in the name of the SHAREHOLDER.

                                  Page 10 0f 14

          3. DELIVERY OF CERTIFICATES OF GOOD STANDING: Each party shall deliver to the Escrow Holder a current Certificate of Good Standing issued by the Florida Secretary of State and the appropriate South African Regulatory Agency.

          4. REQUISITE CORPORATE RESOLUTIONS: Each party shall deliver to the Escrow Holder certified copies of resolutions from their respective Boards of Directors authorizing the subject transaction.

          5. SATISFACTORY COMPLETION OF DUE DILIGENCE: Each party shall deliver to the Escrow Holder written notice that it has completed its due diligence investigation and is satisfied with the results of such investigation.

          6. LEGAL OPINIONS AND DOCUMENTS: Both parties shall deliver to the Escrow Holder such other documents as are required by the terms and conditions of the Agreement.

     6.6 CLOSE OF TRANSACTION: The subject transaction shall "close" upon the satisfaction of the above conditions.

     6.7 NOTICES: All notices given pursuant to this Agreement must be in writing and may be given by (1) personal delivery, or (2) registered or certified mail, return receipt requested, or (3) via facsimile transmission to the Escrow Holder and the parties as set forth below. Any party hereto may by notice so given change its address for any future notices:

                  ESCROW                    CARMINE J. BUA, III, ESQ.
                  HOLDER:                   3838 Camino Del Rio North
                                            Suite 333
                                            San Diego, CA 92108
                                            Phone: (619) 280-8000
                                            Fax:   (619) 280-8001

                                  Page 11 0f 14

                  SHAREHOLDER,     PAUL ANDONIOU
                  ANDONIOU AND:CVS TravelHost International (PTY) Ltd.
                  CVS              535 Boxer Road
                                   Glen Austin
                                   Midrad
                                   Johannesburg, South Africa
                                   Phone: 27-11-3104212
                                   Fax:   27-11-3102938

                  DCI:             CARMINE J. BUA, III
                                   3838 Camino Del Rio North
                                   Suite 333
                                   San Diego, CA 92108
                                   Phone: (619) 280-8000
                                   Fax:   (619) 280-8001

                  7. COOPERATION, ARBITRATION, INTERPRETATION,
                         MODIFICATION AND ATTORNEY FEES

     7.1 COOPERATION OF PARTIES: The parties further agree that they will do all things necessary to accomplish and facilitate the purpose of this Agreement and that they will sign and execute any and all documents necessary to bring about and perfect the purposes of this Agreement.

     7.2 ARBITRATION: The parties hereby submit all controversies, claims and matters of difference arising out of this Agreement to arbitration in San Diego, California according to the rules and practices of the American Arbitration Association from time to time in force. This submission and agreement to arbitrate shall be specifically enforceable. The Agreement shall further be governed by the laws of the State of Florida.

     7.3 INTERPRETATION OF AGREEMENT: The parties agree that should any provision of this Agreement be found to be ambiguous in any way, such ambiguity shall not be resolved by construing such provisions or any part of or the entire Agreement in favor of or against any party herein, but rather by construing the terms of this Agreement fairly and reasonably in accordance with their generally accepted meaning.

     7.4 MODIFICATION OF AGREEMENT: This Agreement may be amended or modified in any way at any time by an instrument in writing stating the manner in which it is amended or modified and signed by each of the parties hereto. Any such writing amending or modifying this Agreement shall be attached to and kept with this Agreement.

                                  Page 12 0f 14

     7.5 ATTORNEY FEES: If any legal action or any arbitration or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of the Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

     7.6 ENTIRE AGREEMENT: This Agreement constitutes the entire Agreement and understanding of the parties hereto with respect to the matters herein set forth, and all prior negotiations, writings and understandings relating to the subject matter of this Agreement are merged herein and are superseded and canceled by this Agreement.

     7.7 COUNTERPARTS: This Agreement may be signed in one or more counterparts.

     7.8 FACSIMILE TRANSMISSION SIGNATURES: A signature received pursuant to a facsimile transmission shall be sufficient to bind a party to this Agreement.

                                                     SHAREHOLDER

                                                     CVS TRAVELHOST S.A.


DATED: December 31, 2000    BY: /s/
                                   -----------------------------
                                   PAUL ANDONIOU
                                   Managing Director

DATED: December 31, 2000            /s/
                                       ------------------------------
                                    PAUL ANDONIOU as the sole
                                    Shareholder of CVS
                                    TRAVELHOST S.A.

                                  Page 13 0f 14

                             CVS TRAVELHOST INTERNATIONAL
                             (PTY) LTD

DATED: December 31, 2000      BY:/s/
                                    -------------------------------
                                   PAUL ANDONIOU
                                   Managing Director

                                   DIGITAL CONCEPTS
                                   INTERNATIONAL, INC.

DATED: December 31, 2000      BY:/s/
                                    ----------------------------
                                    DANIEL BENDER
                                    President

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